Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Estimate of Results for Fourth Quarter and Year Ended December 31, 2016

in connection with Refinancing Discussions

MECHANICSBURG, PENNSYLVANIA — January 27, 2017 - In connection with discussions with its senior lenders regarding refinancing its senior secured credit facility, Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced an estimate of certain results for its fourth quarter and year ended December 31, 2016 in advance of the announcement of actual results, which is expected to occur after market close on February 23, 2017.

Select Medical expects its net operating revenue for the fourth quarter of 2016 to be approximately $1.046 billion. Select Medical expects earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries, or Adjusted EBITDA for the fourth quarter of 2016 to be in the range of $92 million to $102 million.

Select Medical expects its net operating revenue for the full year 2016 to be approximately $4.286 billion. Select Medical expects its Adjusted EBITDA for the full year 2016 be in the range of $460 million to $470 million. The above expectations regarding Select Medical’s results for the fourth quarter and full year 2016 are preliminary management estimates and projections based on currently available information, and are subject to change upon completion of Select Medical’s financial statement closing process and audit of full year results.

The following is a reconciliation of the fourth quarter and full year 2016 estimated Adjusted EBITDA expectations as computed to the low and high points of the range to the closest comparable GAAP financial measure.  Refer to Select Medical’s most recent Form 10-Q filing for a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation.  Each item presented in the table below is an estimation of fourth quarter and full year 2016 expectations.

Non-GAAP Measure Reconciliation	Fourth Quarter		Full Year
(in millions)	Low	High	Low	High
Net Income	$17	$25	$122	$130
Income tax expense	3	5	54	56
Interest expense	42	42	170	170
Loss on early retirement of debt	—	—	12	12
Non-operating gain	(6)	(6)	(43)	(43)
Equity in earnings of unconsolidated subsidiaries	(5)	(5)	(20)	(20)
Income from Operations	$51	$61	$295	$305
Stock Compensation Expense	4	4	17	17
Depreciation and amortization	37	37	145	145
Physiotherapy acquisition costs	—	—	3	3
Adjusted EBITDA	$92	$102	$460	$470

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year ended December 31, 2016 results, as well as its business outlook, on Friday, February 24, 2017, at 9:00am EST. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The passcode for the call is 59651514. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, March 3, 2017. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 59651514. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics and occupational health centers in the United States based on the number of facilities.  As of December 31, 2016, Select Medical operated 103 long term acute care hospitals and 20 acute medical rehabilitation hospitals in 27 states and 1,611 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 300 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics.  At December 31, 2016, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     our plans and expectations related to the acquisitions of Concentra Inc. and Physiotherapy Associates Holdings, Inc. and our ability to realize anticipated synergies;

•                     private third-party payors for our services may make payment policies that could limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of our quarterly reports on Form 10-Q and of the annual report on Form 10-K.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation